PROSPECTUS	Pricing Supplement No. 3727
Dated April 9, 2002	Dated April 18, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: April 18, 2002

Settlement Date (Original Issue Date): April 23, 2002

Maturity Date: March 30, 2006

Principal Amount (in Specified Currency): US$ 570,000,000

Price to Public (Issue Price): 100.917%

Agent's Discount or Commission: 0.275%

Net Proceeds to Issuer: US$ 573,659,400 (plus accrued interest from March 30, 2002)

Interest Rate Per Annum: 5.350%

Interest Payment Date(s):

X March 30th and September 30th of each year commencing September 30, 2002, and on the Maturity Date, based on a 30/360 day count basis.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GWC4

ISIN No.: US36962GWC40

Common Code: 012741189

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
Page 2
Pricing Supplement No. 3727
Dated April 18, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Companys issue of US$ 750,000,000 5.350% Notes due March 30, 2006, described in the Companys Pricing Supplement number 3629 dated March 27, 2001.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
Page 3
Pricing Supplement No. 3727
Dated April 18, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at 100.917% of the aggregate principal amount less an underwriting discount equal to 0.275% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.